Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports 2014 Results

and Provides 2015 Outlook

DEERFIELD, III. – Feb. 11, 2015 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its 2014 results, reflecting strong Adjusted Operating Income1 margin expansion and Adjusted EPS1 growth.

“In 2014, we delivered strong earnings growth, margin expansion and cash flow in a challenging consumer and retail environment by driving record net productivity and aggressively reducing overheads,” said Irene Rosenfeld, Chairman and CEO. “At the same time, we delivered organic net revenue growth in line with our expectations as we raised prices to recover higher input costs, protect profitability and ensure the health of our franchises.

“As we execute our transformation agenda in 2015, we expect to deliver modest organic revenue growth as well as solid margin expansion and strong constant-currency earnings growth. We remain on a clear path to achieve our 2016 margin target and to drive sustainable earnings and revenue growth over the long term. We’re continuing to execute our cost-reduction initiatives to expand margins and to make the necessary foundational investments in our brands, innovation platforms, routes to market and supply chain, so we’re well-positioned to accelerate revenue growth as consumer demand improves.”

Full Year GAAP Results

On a reported basis, net revenues were $34.2 billion, down 3.0 percent, including a negative 5.1 percentage point impact from currency. Operating income was $3.2 billion, down 18.4 percent, including a negative 12.4 percentage point impact from restructuring costs2 and a negative 8.7 percentage point impact from cycling the prior-year reversal of an indemnity accrual related to the 2010 acquisition of Cadbury3. Diluted EPS was $1.28, down 41.6 percent, due almost entirely to the negative 90-cent impact of cycling the prior year’s arbitration award4.

Organic Net Revenue1

$ in millions	Quarter 4				Full Year
	Reported Net Revenues	vs PY	Organic Net Revenue Growth	Power Brand Growth	Reported Net Revenues	vs PY	Organic Net Revenue Growth	Power Brand Growth
Latin America	$1,240	(7.3)%	15.3%	18.1%	$5,153	(4.3)%	15.1%	14.5%
Asia Pacific	1,145	(5.3)	(1.1)	2.2	4,605	(7.0)	(2.8)	(2.2)
Eastern Europe, Middle East & Africa	898	(15.7)	6.3	14.3	3,638	(7.1)	6.5	11.3
Europe	3,761	(6.7)	1.1	1.8	13,912	(1.0)	(1.0)	0.5
North America	1,786	(3.1)	(1.5)	(0.8)	6,936	(0.8)	0.8	2.2

Mondelēz International	$8,830	(6.9)%	2.9%	5.2%	$34,244	(3.0)%	2.4%	4.1%

Full Year Commentary

Organic Net Revenue increased 2.4 percent, driven by strong pricing performance (up 4.5 percentage points), which more than offset unfavorable volume/mix (down 2.1 percentage points). The decline in volume/mix was largely due to price elasticity, a slow response by competitors to higher input costs and the impact of significant price-related customer disruptions. Organic Net Revenue from emerging markets5 was up 7.0 percent, while developed markets6 decreased 0.5 percent. Overall, Power Brands grew 4.1 percent.

Operating Income and Diluted EPS

$ in millions	Reported
	Q4	vs PY			FY	vs PY
Gross Profit	$3,146	(9.9)%			$12,597	(3.9)%
Gross Profit Margin	35.6%	(1.2	)pp		36.8%	(0.3	)pp

Operating Income	$589	(41.7)%			$3,242	(18.4)%
Operating Income Margin	6.7%	(3.9	)pp		9.5%	(1.7	)pp

Net Earnings[7]	$500	(71.7)%			$2,184	(44.2)%

Diluted EPS	$0.29	(71.0)%			$1.28	(41.6)%

	Adjusted[1]
	Q4	vs PY (Rpt Fx)		vs PY (Cst Fx)	FY	vs PY (Rpt Fx)		vs PY (Cst Fx)
Gross Profit	$3,148	(10.5)%		(1.1)%	$12,609	(4.2)%		0.6%
Gross Profit Margin	35.7%	(1.4	)pp		36.8%	(0.6	)pp

Operating Income	$1,165	(11.3)%		0.1%	$4,416	3.5%		10.2%
Operating Income Margin	13.2%	(0.7	)pp		12.9%	0.8	pp

Net Earnings	$791	6.6%			$3,001	8.9%

Diluted EPS	$0.47	11.9%		26.2%	$1.76	14.3%		23.4%

Full Year Commentary

Adjusted Gross Profit1 increased 0.6 percent on a constant-currency basis. Adjusted Gross Profit margin was 36.8 percent, down 0.6 percentage points, including a negative 0.5 percentage point impact from the mark-to-market adjustments associated with commodities and currency hedging. Excluding this impact, Adjusted Gross Profit margin was essentially flat as higher prices and a strong contribution from supply chain productivity offset input cost inflation.

Adjusted Operating Income grew 10.2 percent on a constant-currency basis. Adjusted Operating Income margin expanded 0.8 percentage points to 12.9 percent, driven primarily by strong gains in Europe and North America. The company continued to reduce overheads in all regions. In addition, the company maintained working media support while lowering overall advertising and consumer expense by driving efficiencies through consolidating providers, reducing non-working costs and shifting spending to lower-cost, digital outlets.

Adjusted EPS grew 23.4 percent on a constant-currency basis, driven by operating gains, lower interest expense and share repurchases.

Free Cash Flow, Share Repurchases and Dividends

For the full year, Free Cash Flow excluding items1 was $2.5 billion, driven by earnings growth and working capital improvement. The company returned $2.9 billion to shareholders through $1.9 billion of share repurchases and $1 billion in dividends.

Outlook

In 2015, the company expects Organic Net Revenue growth of at least 2 percent, after accounting for the company’s strategic decision to exit certain lower-margin revenue. Adjusted Operating Income margin is expected to be approximately 14 percent for the year, with margin expansion accelerating in the second half, driven by the timing of cost-reduction programs. Adjusted EPS is expected to increase at a double-digit rate on a constant-currency basis.

With approximately 80 percent of revenues in currencies not tied to the strengthening U.S. dollar, the company estimates foreign exchange translation to reduce 2015 net revenue growth by approximately 11 percentage points and Adjusted EPS by approximately $0.308.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 10 a.m. ET today. Investors and analysts may participate via phone by calling 1-800-322-9079 from the United States and 1-973-582-2717 from other locations. Access to a live audio webcast with accompanying slides and a replay of the event will be available at www.mondelezinternational.com/Investor. The company will be live tweeting from the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2014 revenue of $34 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; Trident gum; Jacobs coffee and Tang powdered beverages. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at www.twitter.com/MDLZ.

End Notes

1.	Organic Net Revenue, Adjusted Operating Income, Adjusted EPS, Adjusted Gross Profit and Free Cash Flow excluding items are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.
2.	Includes both the 2012-2014 Restructuring Program and the 2014-2018 Restructuring Program. Please see discussion of non-GAAP financial measures at the end of this press release for more details about both programs.
3.	In August 2013, the company recorded a $363 million favorable impact related to the resolution of a Cadbury acquisition tax indemnification, including $336 million in selling, general and administrative expenses and $49 million in interest and other expense, net partially offset by $22 million of tax expense.
4.	On December 13, 2013, the independent arbitrator in the dispute between Kraft Foods Group and Starbucks Coffee Company issued a decision and Final Award that Starbucks must pay $2.8 billion in total cash compensation for its unilateral termination of the companies’ license and supply agreement. The company recorded a gain, net of taxes, of $1.6 billion during the fourth quarter of 2013.
5.	Emerging markets consist of the Latin America and Eastern Europe, Middle East and Africa regions in their entirety; the Asia Pacific region, excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Poland, Czech & Slovak Republics, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.
6.	Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia Pacific region.
7.	Net earnings attributable to Mondelēz International.
8.	Currency estimate is based on spot rates as of the close of business on January 30, 2015.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “intend,” “would,” “estimate,” “achieve,” “drive,” “positioned,” “target,” “outlook” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about: our future performance, including our future revenue growth, earnings per share and margins; consumer demand; currency and the effect of foreign exchange translation on our results of operations; the timing of cost-reduction programs; the costs of, timing of expenditures under and completion of our restructuring programs; the cash proceeds and ownership interest to be received in the coffee transactions; completion of our biscuit operation acquisition; and our Outlook, including 2015 Organic Net Revenue growth, Adjusted Operating Income margin and Adjusted EPS. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, risks from operating globally and in emerging markets, changes in currency exchange rates, continued volatility of commodity and other input costs, pricing actions, weakness in economic conditions, weakness in consumer spending, unanticipated disruptions to our business, competition, the restructuring programs and our other transformation initiatives not yielding the anticipated benefits, changes in the assumptions on which the restructuring programs are based, failing to successfully complete the coffee transactions on the anticipated time frame and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2014	2013	% Change Fav / (Unfav)	2014	2013	% Change Fav / (Unfav)
Net revenues	$8,830	$9,488	(6.9)%	$34,244	$35,299	(3.0)%

Cost of sales	5,684	5,995	5.2%	21,647	22,189	2.4%

Gross profit	3,146	3,493	(9.9)%	12,597	13,110	(3.9)%
Gross profit margin	35.6%	36.8%		36.8%	37.1%

Selling, general and administrative expenses	2,101	2,294	8.4%	8,457	8,679	2.6%

Asset impairment and exit costs	407	138	(100.0+ )%	692	273	(100.0+ )%

Gains on acquisition and divestitures, net	—	(2)	(100.0)%	—	(30)	(100.0)%

Amortization of intangibles	49	53	7.5%	206	217	5.1%

Operating income	589	1,010	(41.7)%	3,242	3,971	(18.4)%
Operating income margin	6.7%	10.6%		9.5%	11.2%

Interest and other expense, net	(29)	847	100.0+ %	688	1,579	56.4%

Earnings before income taxes	618	163	100.0+ %	2,554	2,392	6.8%

Provision / (benefit) for income taxes	111	(7)	(100.0+ )%	353	60	(100.0+ )%
Effective tax rate	18.0%	(4.3)%		13.8%	2.5%

Earnings from continuing operations	507	170	100.0+ %	$2,201	$2,332	(5.6)%

Earnings from discontinued operations, net of income taxes	—	1,603	(100.0)%	—	1,603	(100.0)%

Net earnings	507	1,773	(71.4)%	2,201	3,935	(44.1)%

Noncontrolling interest	7	7	—	17	20	15.0%

Net earnings attributable to Mondelēz International	$500	$1,766	(71.7)%	$2,184	$3,915	(44.2)%

Per share data:
Basic earnings per share attributable to Mondelēz International:
- Continuing operations	$0.30	$0.10	100.0+ %	$1.29	$1.30	(0.8)%
- Discontinued operations	—	0.91	(100.0)%	—	0.91	(100.0)%

Basic earnings per share attributable to Mondelēz International	$0.30	$1.01	(70.3)%	$1.29	$2.21	(41.6)%

Diluted earnings per share attributable to Mondelēz International:
- Continuing operations	$0.29	$0.09	100.0+ %	$1.28	$1.29	(0.8)%
- Discontinued operations	—	0.91	(100.0)%	—	0.90	(100.0)%

Diluted earnings per share attributable to Mondelēz International	$0.29	$1.00	(71.0)%	$1.28	$2.19	(41.6)%

Average shares outstanding:

Basic	1,677	1,743	3.8%	1,691	1,774	4.7%
Diluted	1,695	1,761	3.7%	1,709	1,789	4.5%

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars) (Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$1,631	$2,622
Receivables, net	4,708	5,403
Inventories, net	3,480	3,743
Deferred income taxes	480	517
Other current assets	1,408	889

Total current assets	11,707	13,174

Property, plant and equipment, net	9,827	10,247
Goodwill	23,389	25,597
Intangible assets, net	20,335	21,994
Prepaid pension assets	53	54
Other assets	1,461	1,449

TOTAL ASSETS	$66,772	$72,515

LIABILITIES AND EQUITY
Short-term borrowings	$1,305	$1,594
Current portion of long-term debt	1,530	1,003
Accounts payable	5,299	5,345
Accrued marketing	2,047	2,318
Accrued employment costs	946	1,043
Other current liabilities	2,837	3,051

Total current liabilities	13,964	14,354

Long-term debt	13,865	14,482
Deferred income taxes	5,512	6,282
Accrued pension costs	2,912	1,962
Accrued postretirement health care costs	526	412
Other liabilities	2,140	2,491

TOTAL LIABILITIES	38,919	39,983

TOTAL EQUITY	27,853	32,532

TOTAL LIABILITIES AND EQUITY	$66,772	$72,515

	December 31,	December 31,
	2014	2013	Incr/(Decr)
Short-term borrowings	$1,305	$1,594	$(289)
Current portion of long-term debt	1,530	1,003	527
Long-term debt	13,865	14,482	(617)

Total Debt	16,700	17,079	(379)

Cash and cash equivalents	1,631	2,622	(991)

Net Debt (1)	$15,069	$14,457	$612

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31,
	2014	2013
CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$2,201	$3,935
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	1,059	1,077
Stock-based compensation expense	141	128
Deferred income tax benefit	(186)	(64)
Gains on acquisition and divestitures, net	—	(30)
Asset impairments	240	97
Benefit from indemnification resolution	—	(385)
Loss on early extinguishment of debt	493	608
Unrealized gain on planned coffee business divestiture currency hedge	(628)	—
Other non-cash items, net	(184)	(19)
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	184	492
Inventories, net	(188)	(116)
Accounts payable	387	793
Other current assets	(86)	(42)
Other current liabilities	135	62
Change in pension and postretirement assets and liabilities, net	(6)	(126)

Net cash provided by operating activities	3,562	6,410

CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES
Capital expenditures	(1,642)	(1,622)
Acquisition, net of cash received	(7)	(119)
Proceeds from divestitures, net of disbursements	—	60
Cash received from Kraft Foods Group related to the Spin-Off	—	55
Proceeds from sale of property, plant and equipment and other	7	143

Net cash used in investing activities	(1,642)	(1,483)

CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	2,082	1,329
Repayments of commercial paper, maturities greater than 90 days	(2,713)	(607)
Net issuances of other short-term borrowings, net	398	613
Long-term debt proceeds	3,032	3,248
Long-term debt repaid	(3,017)	(7,559)
Repurchase of Common Stock	(1,700)	(2,900)
Dividends paid	(964)	(943)
Other	194	132

Net cash used in financing activities	(2,688)	(6,687)

Effect of exchange rate changes on cash and cash equivalents	(223)	(93)

Cash and cash equivalents:
Increase / (decrease)	(991)	(1,853)
Balance at beginning of period	2,622	4,475

Balance at end of period	$1,631	$2,622

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “Reported”). However, management believes that certain non-GAAP financial measures should be considered when assessing the company’s ongoing performance to provide more complete information on the factors and trends affecting the company’s business. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s Reported results prepared in accordance with GAAP. In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s Outlook.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change over time:

•	“Organic Net Revenue” is defined as net revenues excluding the impact of acquisitions, divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement), Integration Program costs, accounting calendar changes and currency rate fluctuations.

•	“Adjusted Gross Profit” is defined as gross profit excluding the impacts of pension costs related to obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the Integration Program and other acquisition integration costs and the operating results of divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement). The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of Spin-Off Costs, pension costs related to the obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, the remeasurement of net monetary assets in Venezuela, the benefit from the Cadbury acquisition-related indemnification resolution, incremental costs associated with the JDE coffee transactions, impairment charges related to goodwill and intangible assets, gains / losses from divestitures or acquisitions, acquisition-related costs and the operating results of divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement). The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•	“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of Spin-Off Costs, pension costs related to the obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, the remeasurement of net monetary assets in Venezuela, the net benefit from the Cadbury acquisition-related indemnification resolution, the loss on debt extinguishment and related expenses, the residual tax benefit impact from the resolution of the Starbucks arbitration, hedging gains / losses and incremental costs associated with the JDE coffee transactions, impairment charges related to goodwill and intangible assets, gains / losses from divestitures or acquisitions, acquisition-related costs and net earnings from divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement), and including an interest expense adjustment related to the Spin-Off transaction. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow excluding items” is defined as Free Cash Flow (net cash provided by operating activities less capital expenditures) excluding taxes paid on the Starbucks arbitration award and cash payments associated with accrued interest and other related fees due to the company’s completion of a $1.6 billion cash tender offer for some of its outstanding high coupon long-term debt on February 6, 2014.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three and twelve months ended December 31, 2014 and 2013.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, the benefit from the Cadbury acquisition-related indemnification resolution (which is a component of selling, general and administrative expenses), gains and losses on divestitures or acquisitions and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company determines which items to consider as “items impacting comparability” based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company provides the impact that changes in currency exchange rates had on the company’s financial results (referred to as “constant currency”).

Divestitures

The company excludes the operating results of businesses divested, including businesses under sales agreements and exits of major product lines under a sale or licensing agreement. The company did not divest any businesses during the three months and twelve months ended December 31, 2014. In 2013, the company completed several divestitures primarily in the company’s EEMEA and Europe segments. These divestitures included a salty snacks business in Turkey, a confectionery business in South Africa and a chocolate business in Spain. In addition, the company exited a major product line under a licensing agreement in the company’s North America segment. In connection with the divestitures in Turkey and South Africa, the company recognized a pre-tax gain of $8 million during the twelve months ended December 31, 2013.

Acquisition

On February 22, 2013, the company acquired the remaining interest in a biscuit operation in Morocco, which is now a wholly-owned subsidiary within the company’s EEMEA segment. The company recorded a pre-tax gain of $22 million during the three months ended March 31, 2013 related to the remeasurement of the company’s previously-held equity interest in the operation to fair value in accordance with GAAP. For 2014, only the operating results for the period prior to the anniversary date of the acquisition are noted as an item impacting comparability.

Accounting Calendar Change

In connection with moving toward a common consolidation date across the company, in the first quarter of 2013, the company changed the consolidation date for the Europe segment. Previously, this segment primarily reported results as of the last Saturday of each period. Subsequent to the change, the company’s Europe segment reports results as of the last calendar day of the period. At this time, the majority of the company’s operating subsidiaries report results as of the last calendar day of the period. The company’s North American operating subsidiaries report results as of the last Saturday of the period and beginning in the first quarter of 2015 reports as of the last calendar day of the period. The change in the consolidation date for the Europe segment had a favorable impact of $19 million on net revenues for the three months and $38 million for the twelve months ended December 31, 2013, respectively.

Integration Program and other acquisition integration costs

Integration Program costs

Integration Program costs are defined as the costs associated with combining the Mondelēz International and Cadbury businesses, and are separate from those costs associated with completing the acquisition. At the end of 2013, the company completed incurring charges related to the Integration Program. The company recorded reversals to the Integration Program of $2 million in the three months and $8 million in the twelve months ended December 31, 2014 related to accruals no longer required. The company recorded charges of $107 million during the three months and $216 million during the twelve months ended December 31, 2013 in selling, general and administrative expenses within its Europe, Asia Pacific, Latin America and EEMEA segments.

Other acquisition integration costs

In connection with the acquisition of a biscuit operation in Morocco in February 2013, the company recorded integration charges of $1 million for the three months and $4 million for the twelve months ended December 31, 2014 and $3 million for the three months and $4 million for the twelve months ended December 31, 2013. The company recorded these charges in selling, general and administrative expenses within the company’s EEMEA segment.

Spin-Off Costs

On October 1, 2012, the company completed the Spin-Off of its North American grocery business, Kraft Foods Group, Inc. (“Kraft Foods Group”), to its shareholders (the “Spin-Off”). Following the Spin-Off, Kraft Foods Group is an independent public company and the company does not beneficially own any shares of Kraft Foods Group common stock. In 2014, the company concluded its Spin-Off transition plans. Historically the company has incurred Spin-Off transaction, transition and financing and related costs (“Spin-Off Costs”) in its operating results. Within selling, general and administrative expenses, the company recorded $12 million of pre-tax Spin-Off Costs in the three months and $35 million in the twelve months ended December 31, 2014 and $29 million in the three months and $62 million in the twelve months ended December 31, 2013.

2012-2014 Restructuring Program

In 2012, the company’s Board of Directors approved $1.5 billion of restructuring and related implementation costs (“2012-2014 Restructuring Program”) reflecting primarily severance, asset disposals and other manufacturing-related one-time costs. The primary objective of the restructuring and implementation activities was to ensure that both Mondelēz International and Kraft Foods Group were each set up to operate efficiently and execute on their respective business strategies upon separation and in the future. Of the $1.5 billion of anticipated 2012-2014 Restructuring Program costs, the company retained approximately $925 million and Kraft Foods Group retained the balance of the program. Through the end of 2014, the company has incurred total restructuring and implementation costs of $899 million and does not expect to incur additional charges on the 2012-2014 Restructuring Program.

Restructuring costs

The company recorded within asset impairment and exit costs charges of $101 million in the three months and $360 million in the twelve months ended December 31, 2014 as compared to $136 million in the three months and $267 million in the twelve months ended December 31, 2013. These charges were related to asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for accounting treatment as exit or disposal activities. The company recorded implementation costs of $33 million in the three months and $99 million in the twelve months ended December 31, 2014 as compared to $32 million in the three months and $63 million in the twelve months ended December 31, 2013. Implementation costs primarily include costs to reorganize the company’s operations and facilities, the discontinuance of certain product lines and the incremental expenses related to the closure of facilities, replicating the company’s information systems infrastructure and reorganizing costs related to the company’s sales function.

Acquisition-related costs

On November 11, 2014, the Company announced the pending acquisition of a biscuit operation in Vietnam. The biscuit operation will become a wholly-owned subsidiary within the company’s Asia Pacific segment. The company expects to close the transaction in mid-2015 after regulatory and other matters are resolved. The company recorded $2 million in acquisition-related costs during the three months ended December 31, 2014, which was recorded in selling, general and administrative expenses.

In connection, with the acquisition of the biscuit operation in Morocco in February 2013, the company recorded a total of $7 million in acquisition-related costs during the three months ended March 31, 2013, of which $5 million was recorded in interest and other expense, net and $2 million in selling, general and administrative expenses.

Net benefit from Indemnification Resolution

As part of the 2010 Cadbury acquisition, the company became the responsible party for tax matters under the Cadbury Schweppes Plc and Dr Pepper Snapple Group, Inc. (“DPSG”) Tax Sharing and Indemnification Agreement dated May 1, 2008 (“Tax Indemnity”) for certain 2007 and 2008 transactions relating to the demerger of Cadbury’s Americas Beverage business. A U.S. federal tax audit of DPSG for the 2006-2008 tax years was concluded with the IRS in August 2013. As a result, the company recorded a favorable impact of $336 million in selling, general and administrative expenses and $49 million in interest and other expense, net for a total pre-tax impact of $385 million ($363 million net of tax) in the three months ended September 30, 2013 due to the reversal of the accrued liability in excess of the amount paid to DPSG under the Tax Indemnity in the third quarter of 2013.

Remeasurement of Venezuelan net monetary assets

As a result of recent Venezuelan currency exchange developments and the expected impact on the company’s Venezuelan operations, the company remeasured its Venezuelan bolivar-denominated net monetary assets as of March 31, 2014 from the official exchange rate of 6.30 to the then-prevailing SICAD I exchange rate of 10.70 bolivars to the U.S. dollar. The company recognized a $142 million currency remeasurement pre-tax charge within selling, general & administrative expenses. Through December 2014, the company recognized $25 million of additional remeasurement charges in operating income related primarily to changes in the SICAD I rate. While the remeasurement loss is non-deductible, a $16 million net tax benefit for 2014 was recognized due to a Venezuelan tax impact related to a local deduction for the loss on certain U.S. dollar denominated liabilities partially offset by the tax impact due to interest deductibility limitations resulting from Venezuela’s lower earnings. As of December 31, 2014, the company’s remaining bolivar-denominated net monetary assets were approximately $236 million. The company’s Venezuela net revenues were approximately $760 million or 2.2% of consolidated net revenues for the year ended December 31, 2014.

During the three months ended March 31, 2013, the company also recorded a $54 million currency remeasurement pre-tax charge related to the devaluation of the company’s net monetary assets in Venezuela at that time. In addition, due to the company’s underlying legal structure, higher taxes of $5 million were recorded due primarily to interest deductibility limitations resulting from Venezuela’s lower earnings. As described in the company’s Form 8-K dated April 22, 2014, this 2013 remeasurement charge was previously included in the company’s non-GAAP financial measures of Adjusted Operating Income and Adjusted Earnings Per Share. This charge is now excluded from these non-GAAP financial measures.

The company continues to monitor developments in the currency and actively manage its investment and exposures in Venezuela. If any of the rates, or application of the rates to the company’s business, were to change, the company would recognize additional currency losses or gains, which could be significant.

Loss on debt extinguishment and related costs

On February 6, 2014, the company completed a $1.6 billion cash tender offer for some of its outstanding high coupon long term debt. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment and related expenses of $495 million during the three months ended March 31, 2014 for the amount paid in excess of the carrying value of the debt and from recognizing unamortized financing discounts and deferred financing costs.

On December 18, 2013, the company completed a $3.4 billion cash tender offer for some of its outstanding high coupon long term debt. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment and related expenses of $612 million during the three months ended December 31, 2013 for the amount paid in excess of the carrying value of the debt and from recognizing unamortized financing discounts and deferred financing costs.

2014-2018 Restructuring Program

On May 6, 2014, the company’s Board of Directors approved a $3.5 billion restructuring program, comprised of approximately $2.5 billion in cash costs and $1 billion in non-cash costs (“2014-2018 Restructuring Program”), and up to $2.2 billion of capital expenditures. The primary objective of the 2014-2018 Restructuring Program is to reduce the company’s operating cost structure in both supply chain and overhead costs. The program is intended primarily to cover severance as well as asset disposals and other manufacturing-related one-time costs. The company expects to incur the majority of the program’s charges in 2015 and 2016 and to complete the program by year-end 2018.

Restructuring costs

The company recorded within asset impairment and exit costs charges of $248 million in the three months and $274 million in the twelve months ended December 31, 2014. These charges were for asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for special accounting treatment as exit or disposal activities. The company recorded implementation costs of $56 million in the three months and $107 million in the twelve months ended December 31, 2014. These costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems.

Unrealized hedging gains / losses and incremental costs for the JDE coffee transactions

On May 7, 2014, the company announced that it entered into an agreement to combine the company’s wholly owned coffee portfolio (outside of France) with D.E Master Blenders 1753 B.V. In conjunction with this transaction, Acorn Holdings B.V. (“AHBV”), owner of D.E Master Blenders 1753, has made a binding offer to receive the company’s coffee business in France. The parties have also invited the company’s partners in certain joint ventures to join the new company. The transactions remain subject to regulatory approvals and the completion of employee information and consultation requirements.

Upon completion of all proposed transactions, the company will receive cash of approximately €4 billion and a 49 percent equity interest in the new company, to be called Jacobs Douwe Egberts. AHBV will hold a majority share in the proposed combined company and will have a majority of the seats on the board, which will be chaired by current D.E Master Blenders 1753 Chairman Bart Becht. AHBV is owned by an investor group led by JAB Holding Company s.à r.l. The company will have certain minority rights.

Certain expenses related to readying the businesses for the planned transactions have been incurred. Within selling, general and administrative expenses, incremental costs were $62 million in the three months and $77 million in the twelve months ended December 31, 2014 and were incurred primarily in the company’s Europe and EEMEA segments and general corporate expense. Within interest and other expense, net, the company also recorded unrealized gains of $215 million in the three months and $628 million in the twelve months ended December 31, 2014 in connection with currency exchange forward contracts entered into to hedge the expected cash receipt of €4 billion upon closing.

Intangible Asset Impairment

During the 2014 review of non-amortizable intangible assets, the company recorded $57 million of impairment charges related to two trademarks in the three months ended December 31, 2014. In both cases, the impairments arose due to lower than expected product growth and decisions to redirect support for the products to other regional brands. The charges relate to a biscuit trademark in the company’s Asia Pacific segment and a candy trademark in the company’s Europe segment.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior year period.

Schedule 4

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars) (Unaudited)

	Latin America		Asia Pacific		EEMEA		Europe		North America		Mondelēz International
For the Three Months Ended December 31, 2014
Reported (GAAP)	$1,240		$1,145		$898		$3,761		$1,786		$8,830
Divestitures	—		—		—		—		—		—
Currency	301		51		234		295		23		904

Organic (Non-GAAP)	$1,541		$1,196		$1,132		$4,056		$1,809		$9,734

For the Three Months Ended December 31, 2013
Reported (GAAP)	$1,337		$1,209		$1,065		$4,033		$1,844		$9,488
Divestitures	—		—		—		(2)		(8)		(10)
Accounting calendar change	—		—		—		(19)		—		(19)

Organic (Non-GAAP)	$1,337		$1,209		$1,065		$4,012		$1,836		$9,459

% Change
Reported (GAAP)	(7.3)%		(5.3)%		(15.7)%		(6.7)%		(3.1)%		(6.9)%
Divestitures	—	pp	—	pp	—	pp	—	pp	0.4	pp	0.1	pp
Accounting calendar change	—		—		—		0.5		—		0.2
Currency	22.6		4.2		22.0		7.3		1.2		9.5

Organic (Non-GAAP)	15.3%		(1.1)%		6.3%		1.1%		(1.5)%		2.9%

Vol/Mix	(5.8	) pp	(6.6	) pp	(2.8	) pp	(2.7	) pp	(0.1	) pp	(3.1	) pp
Pricing	21.1		5.5		9.1		3.8		(1.4)		6.0

	Latin America		Asia Pacific		EEMEA		Europe		North America		Mondelēz International
For the Twelve Months Ended December 31, 2014
Reported (GAAP)	$5,153		$4,605		$3,638		$13,912		$6,936		$34,244
Divestitures	—		—		—		—		—		—
Acquisitions	—		—		(14)		—		—		(14)
Currency	1,039		209		523		(36)		71		1,806

Organic (Non-GAAP)	$6,192		$4,814		$4,147		$13,876		$7,007		$36,036

For the Twelve Months Ended December 31, 2013
Reported (GAAP)	$5,382		$4,952		$3,915		$14,059		$6,991		$35,299
Divestitures	—		—		(20)		(11)		(39)		(70)
Accounting calendar change	—		—		—		(38)		—		(38)

Organic (Non-GAAP)	$5,382		$4,952		$3,895		$14,010		$6,952		$35,191

% Change
Reported (GAAP)	(4.3)%		(7.0)%		(7.1)%		(1.0)%		(0.8)%		(3.0)%
Divestitures	—	pp	—	pp	0.5	pp	—	pp	0.6	pp	0.2	pp
Acquisitions	—		—		(0.3)		—		—		—
Accounting calendar change	—		—		—		0.2		—		0.1
Currency	19.4		4.2		13.4		(0.2)		1.0		5.1

Organic (Non-GAAP)	15.1%		(2.8)%		6.5%		(1.0)%		0.8%		2.4%

Vol/Mix	(4.2	)pp	(5.7	)pp	0.8	pp	(2.3	)pp	0.7	pp	(2.1	)pp
Pricing	19.3		2.9		5.7		1.3		0.1		4.5

Schedule 5

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended December 31, 2014
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$8,830	$3,146	35.6%	$589	6.7%
Integration Program and other acquisition integration costs	—	—		(1)
Spin-Off Costs	—	(2)		12
2012-2014 Restructuring Program	—	2		134
Acquisition-related costs	—	—		2
Remeasurement of net monetary assets in Venezuela	—	—		6
2014-2018 Restructuring Program	—	2		304
Costs associated with the JDE coffee transactions	—	—		62
Intangible asset impairment	—	—		57

Adjusted (Non-GAAP)	$8,830	$3,148	35.7%	$1,165	13.2%

Currency		333		149

Adjusted @ Constant FX (Non-GAAP)		$3,481		$1,314

	For the Three Months Ended December 31, 2013
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$9,488	$3,493	36.8%	$1,010	10.6%
Integration Program and other acquisition integration costs	—	20		110
Spin-Off Costs	—	—		29
2012-2014 Restructuring Program	—	8		168
Gains on acquisition and divestitures, net	—	—		(2)
Divestitures	(10)	(3)		(2)

Adjusted (Non-GAAP)	$9,478	$3,518	37.1%	$1,313	13.9%

Currency		—		—

Adjusted @ Constant FX (Non-GAAP)		$3,518		$1,313

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(9.9)%		(41.7)%
% Change - Adjusted (Non-GAAP)		(10.5)%		(11.3)%
% Change - Adjusted @ Constant FX (Non-GAAP)		(1.1)%		0.1%

	For the Twelve Months Ended December 31, 2014
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$34,244	$12,597	36.8%	$3,242	9.5%
Integration Program and other acquisition integration costs	—	—		(4)
Spin-Off Costs	—	(2)		35
2012-2014 Restructuring Program	—	11		459
Acquisition-related costs	—	—		2
Remeasurement of net monetary assets in Venezuela	—	—		167
2014-2018 Restructuring Program	—	3		381
Costs associated with the JDE coffee transactions	—	—		77
Intangible asset impairment	—	—		57

Adjusted (Non-GAAP)	$34,244	$12,609	36.8%	$4,416	12.9%

Currency		636		287

Adjusted @ Constant FX (Non-GAAP)		$13,245		$4,703

	For the Twelve Months Ended December 31, 2013
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$35,299	$13,110	37.1%	$3,971	11.2%
Integration Program and other acquisition integration costs	—	58		220
Spin-Off Costs	—	—		62
2012-2014 Restructuring Program	—	10		330
Acquisition-related costs	—	—		2
Net benefit from indemnification resolution	—	—		(336)
Remeasurement of net monetary assets in Venezuela	—	—		54
Gains on acquisition and divestitures, net	—	—		(30)
Divestitures	(70)	(18)		(6)

Adjusted (Non-GAAP)	$35,229	$13,160	37.4%	$4,267	12.1%

Currency		—		—

Adjusted @ Constant FX (Non-GAAP)		$13,160		$4,267

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(3.9)%		(18.4)%
% Change - Adjusted (Non-GAAP)		(4.2)%		3.5%
% Change - Adjusted @ Constant FX (Non-GAAP)		0.6%		10.2%

Schedule 6

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Three Months Ended December 31, 2014
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$589	$(29)	$618	$111	18.0%	$7	$500	$0.29
Integration Program and other acquisition integration costs	(1)	—	(1)	(1)		—	—	—
Spin-Off Costs	12	—	12	4		—	8	0.01
2012-2014 Restructuring Program	134	—	134	35		—	99	0.06
Acquisition-related costs	2	—	2	1		—	1	—
Remeasurement of net monetary assets in Venezuela	6	—	6	5		—	1	—
2014-2018 Restructuring Program	304	—	304	78		—	226	0.14
Income / (costs) associated with the JDE coffee transactions	62	215	(153)	(70)		—	(83)	(0.05)
Intangible asset impairment	57	—	57	18		—	39	0.02

Adjusted (Non-GAAP)	$1,165	$186	$979	$181	18.5%	$7	$791	$0.47

Diluted Average Shares Outstanding								1,695

	For the Three Months Ended December 31, 2013
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,010	$847	$163	$(7)	(4.3)%	$7	$163	$0.09
Integration Program and other acquisition integration costs	110	—	110	23		—	87	0.05
Spin-Off Costs	29	—	29	13		—	16	0.01
2012-2014 Restructuring Program	168	—	168	40		—	128	0.07
Loss on debt extinguishment and related expenses	—	(612)	612	224		—	388	0.22
Residual tax benefit due to resolution of Starbucks arbitration	—	—	—	36		—	(36)	(0.02)
Gains on acquisition and divestitures, net	(2)	—	(2)	—		—	(2)	—
Divestitures	(2)	—	(2)	—		—	(2)	—

Adjusted (Non-GAAP)	$1,313	$235	$1,078	$329	30.5%	$7	$742	$0.42

Diluted Average Shares Outstanding								1,761

	For the Twelve Months Ended December 31, 2014
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$3,242	$688	$2,554	$353	13.8%	$17	$2,184	$1.28
Integration Program and other acquisition integration costs	(4)	—	(4)	(1)		—	(3)	—
Spin-Off Costs	35	—	35	13		—	22	0.01
2012-2014 Restructuring Program	459	—	459	107		—	352	0.21
Acquisition-related costs	2	—	2	1		—	1	—
Remeasurement of net monetary assets in Venezuela	167	—	167	16		—	151	0.09
Loss on debt extinguishment and related expenses	—	(495)	495	188		—	307	0.18
2014-2018 Restructuring Program	381	—	381	101		—	280	0.16
Income / (costs) associated with the JDE coffee transactions	77	628	(551)	(219)		—	(332)	(0.19)
Intangible asset impairment	57	—	57	18		—	39	0.02

Adjusted (Non-GAAP)	$4,416	$821	$3,595	$577	16.1%	$17	$3,001	$1.76

Diluted Average Shares Outstanding								1,709

	For the Twelve Months Ended December 31, 2013
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$3,971	$1,579	$2,392	$60	2.5%	$20	$2,312	$1.29
Integration Program and other acquisition integration costs	220	—	220	45		—	175	0.10
Spin-Off Costs	62	—	62	23		—	39	0.02
2012-2014 Restructuring Program	330	—	330	82		—	248	0.14
Acquisition-related costs	2	(5)	7	—		—	7	—
Net benefit from indemnification resolution	(336)	49	(385)	(22)		—	(363)	(0.20)
Remeasurement of net monetary assets in Venezuela	54	—	54	(5)		—	59	0.03
Loss on debt extinguishment and related expenses	—	(612)	612	224		—	388	0.22
Residual tax benefit due to resolution of Starbucks arbitration	—	—	—	36		—	(36)	(0.02)
Gains on acquisition and divestitures, net	(30)	—	(30)	39		—	(69)	(0.04)
Divestitures	(6)	—	(6)	(2)		—	(4)	—

Adjusted (Non-GAAP)	$4,267	$1,011	$3,256	$480	14.7%	$20	$2,756	$1.54

Diluted Average Shares Outstanding								1,789

Schedule 7

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Diluted EPS	% Growth	Diluted EPS	% Growth
2013 Diluted EPS Attributable to Mondelēz International (GAAP)	$1.00		$2.19
Discontinued Operations	0.91		0.90

2013 Diluted EPS Attributable to Mondelēz International from Continuing Operations	0.09		1.29
Integration Program and other acquisition integration costs	0.05		0.10
Spin-Off Costs	0.01		0.02
2012-2014 Restructuring Program costs	0.07		0.14
Acquisition-related costs	—		—
Net benefit from indemnification resolution	—		(0.20)
Loss on debt extinguishment and related expenses	0.22		0.22
Residual tax impact associated with starbucks arbitration resolution	(0.02)		(0.02)
Remeasurement of net monetary assets in Venezuela	—		0.03
Gains on acquisition and divestitures, net	—		(0.04)

2013 Adjusted EPS (Non-GAAP)	0.42		1.54
Increase in operations	0.04		0.25
Gain on sale of property in 2013	(0.03)		(0.03)
VAT related benefits	0.04		0.04
Unrealized gains/(losses) on hedging activities	(0.04)		(0.07)
Lower interest and other expense, net	0.02		0.08
Changes in shares outstanding	0.02		0.08
Changes in income taxes	0.06		0.01

2014 Adjusted EPS (Constant Currency) (Non-GAAP)	0.53	26.2%	1.90	23.4%
Unfavorable foreign currency - translation	(0.06)		(0.14)

2014 Adjusted EPS (Non-GAAP)	0.47	11.9%	1.76	14.3%
Integration Program and other acquisition integration costs	—		—
Spin-Off Costs	(0.01)		(0.01)
2012-2014 Restructuring Program costs	(0.06)		(0.21)
Remeasurement of net monetary assets in Venezuela	—		(0.09)
Loss on debt extinguishment and related expenses	—		(0.18)
Intangible asset impairment charges	(0.02)		(0.02)
2014-2018 Restructuring Program costs	(0.14)		(0.16)
Income / (costs) associated with the JDE coffee transactions	0.05		0.19

2014 Diluted EPS Attributable to Mondelēz International (GAAP)	$0.29	(71.0)%	$1.28	(41.6)%

Schedule 8a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended December 31, 2014
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,240		$1,145		$898		$3,761		$1,786		$—	$—	$—	$—	$8,830
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$1,240		$1,145		$898		$3,761		$1,786		$—	$—	$—	$—	$8,830

Operating Income
Reported (GAAP)	$171		$21		$24		$476		$178		$(104)	$(126)	$(49)	$(2)	$589
Integration Program and other acquisition integration costs	—		(1)		1		—		—		—	(1)	—	—	(1)
Spin-Off Costs	—		—		—		—		—		—	12	—	—	12
2012-2014 Restructuring Program	3		11		31		30		55		—	4	—	—	134
Acquisition-related costs	—		—		—		—		—		—	—	—	2	2
Remeasurement of net monetary assets in Venezuela	6		—		—		—		—		—	—	—	—	6
2014-2018 Restructuring Program	63		21		20		114		61		—	25	—	—	304
Costs associated with the JDE coffee transactions	—		—		5		16		—		—	41	—	—	62
Intangible asset impairment	—		48		—		9		—		—	—	—	—	57

Adjusted (Non-GAAP)	$243		$100		$81		$645		$294		$(104)	$(45)	$(49)	$—	$1,165
Currency	71		7		30		50		5		—	(11)	(3)	—	149

Adjusted @ Constant FX (Non-GAAP)	$314		$107		$111		$695		$299		$(104)	$(56)	$(52)	$—	$1,314

% Change - Reported (GAAP)	17.9%		(81.4)%		(75.3)%		(8.6)%		(27.6)%		n/m	(85.3)%	7.5%	n/m	(41.7)%
% Change - Adjusted (Non-GAAP)	33.5%		(25.4)%		(34.7)%		2.5%		(10.9)%		n/m	(12.5)%	7.5%	n/m	(11.3)%
% Change - Adjusted @ Constant FX (Non-GAAP)	72.5%		(20.1)%		(10.5)%		10.5%		(9.4)%		n/m	(40.0)%	1.9%	n/m	0.1%

Operating Income Margin
Reported %	13.8%		1.8%		2.7%		12.7%		10.0%						6.7%
Reported pp change	3.0	pp	(7.5	)pp	(6.4	)pp	(0.2	)pp	(3.3	)pp					(3.9	)pp
Adjusted %	19.6%		8.7%		9.0%		17.1%		16.5%						13.2%
Adjusted pp change	6.0	pp	(2.4	)pp	(2.6	)pp	1.5	pp	(1.5	)pp					(0.7	)pp

	For the Three Months Ended December 31, 2013
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,337		$1,209		$1,065		$4,033		$1,844		$—	$—	$—	$—	$9,488
Divestitures	—		—		—		(2)		(8)		—	—	—	—	(10)

Adjusted (Non-GAAP)	$1,337		$1,209		$1,065		$4,031		$1,836		$—	$—	$—	$—	$9,478

Operating Income
Reported (GAAP)	$145		$113		$97		$521		$246		$7	$(68)	$(53)	$2	$1,010
Integration Program and other acquisition integration costs	25		19		20		46		—		—	—	—	—	110
Spin-Off Costs	—		—		—		—		—		—	29	—	—	29
2012-2014 Restructuring Program	12		2		7		62		85		—	—	—	—	168
Gains on acquisition and divestitures, net	—		—		—		—		—		—	—	—	(2)	(2)
Divestitures	—		—		—		—		(1)		—	(1)	—	—	(2)

Adjusted (Non-GAAP)	$182		$134		$124		$629		$330		$7	$(40)	$(53)	$—	$1,313
Currency	—		—		—		—		—		—	—	—	—	—

Adjusted @ Constant FX (Non-GAAP)	$182		$134		$124		$629		$330		$7	$(40)	$(53)	$—	$1,313

Operating Income Margin
Reported %	10.8%		9.3%		9.1%		12.9%		13.3%						10.6%
Adjusted %	13.6%		11.1%		11.6%		15.6%		18.0%						13.9%

Schedule 8b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Twelve Months Ended December 31, 2014
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$5,153		$4,605		$3,638		$13,912		$6,936		$—	$—	$—	$—	$34,244
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$5,153		$4,605		$3,638		$13,912		$6,936		$—	$—	$—	$—	$34,244

Operating Income
Reported (GAAP)	$475		$385		$327		$1,770		$922		$(112)	$(317)	$(206)	$(2)	$3,242
Integration Program and other acquisition integration costs	—		(1)		4		(5)		—		—	(2)	—	—	(4)
Spin-Off Costs	—		—		—		—		—		—	35	—	—	35
2012-2014 Restructuring Program	11		40		59		200		145		—	4	—	—	459
Acquisition-related costs	—		—		—		—		—		—	—	—	2	2
Remeasurement of net monetary assets in Venezuela	167		—		—		—		—		—	—	—	—	167
2014-2018 Restructuring Program	97		25		23		128		62		—	46	—	—	381
Costs associated with the JDE coffee transactions	—		—		5		31		—		—	41	—	—	77
Intangible asset impairment	—		48		—		9		—		—	—	—	—	57

Adjusted (Non-GAAP)	$750		$497		$418		$2,133		$1,129		$(112)	$(193)	$(206)	$—	$4,416
Currency	205		20		63		—		9		—	(7)	(3)	—	287

Adjusted @ Constant FX (Non-GAAP)	$955		$517		$481		$2,133		$1,138		$(112)	$(200)	$(209)	$—	$4,703

% Change - Reported (GAAP)	(16.7)%		(24.8)%		(13.7)%		4.2%		3.7%		n/m	(10.5)%	5.1%	n/m	(18.4)%
% Change - Adjusted (Non-GAAP)	10.6%		(10.5)%		(8.3)%		11.3%		8.7%		n/m	13.1%	5.1%	n/m	3.5%
% Change - Adjusted @ Constant FX (Non-GAAP)	40.9%		(6.8)%		5.5%		11.3%		9.5%		n/m	9.9%	3.7%	n/m	10.2%

Operating Income Margin
Reported %	9.2%		8.4%		9.0%		12.7%		13.3%						9.5%
Reported pp change	(1.4	)pp	(1.9	)pp	(0.7	)pp	0.6	pp	0.6	pp					(1.7	)pp
Adjusted %	14.6%		10.8%		11.5%		15.3%		16.3%						12.9%
Adjusted pp change	2.0	pp	(0.4	)pp	(0.2	)pp	1.7	pp	1.4	pp					0.8	pp

	For the Twelve Months Ended December 31, 2013
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$5,382		$4,952		$3,915		$14,059		$6,991		$—	$—	$—	$—	$35,299
Divestitures	—		—		(20)		(11)		(39)		—	—	—	—	(70)

Adjusted (Non-GAAP)	$5,382		$4,952		$3,895		$14,048		$6,952		$—	$—	$—	$—	$35,229

Operating Income
Reported (GAAP)	$570		$512		$379		$1,699		$889		$62	$(287)	$(217)	$364	$3,971
Integration Program and other acquisition integration costs	33		41		56		88		1		—	1	—	—	220
Spin-Off Costs	—		—		—		—		—		—	62	—	—	62
2012-2014 Restructuring Program	21		2		14		131		160		—	2	—	—	330
Acquisition-related costs	—		—		—		—		—		—	—	—	2	2
Benefit from indemnification resolution	—		—		—		—		—		—	—	—	(336)	(336)
Remeasurement of net monetary assets in Venezuela	54		—		—		—		—		—	—	—	—	54
Gains on acquisition and divestitures, net	—		—		—		—		—		—	—	—	(30)	(30)
Divestitures	—		—		7		(2)		(11)		—	—	—	—	(6)

Adjusted (Non-GAAP)	$678		$555		$456		$1,916		$1,039		$62	$(222)	$(217)	$—	$4,267
Currency	—		—		—		—		—		—	—	—	—	—

Adjusted @ Constant FX (Non-GAAP)	$678		$555		$456		$1,916		$1,039		$62	$(222)	$(217)	$—	$4,267

Operating Income Margin
Reported %	10.6%		10.3%		9.7%		12.1%		12.7%						11.2%
Adjusted %	12.6%		11.2%		11.7%		13.6%		14.9%						12.1%

Schedule 9

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Provided by Operating Activities to Free Cash Flow excluding items

(in millions of U.S. dollars) (Unaudited)

For the year ended December 31, 2014
Net Cash Provided by Operating Activities (GAAP)	$3,562
Capital Expenditures	(1,642)

Free Cash Flow (Non-GAAP)	$1,920

Items
Cash impact of the resolution of the Starbucks arbitration(1)	498
Cash payments for accrued interest and other related fees associated with debt tendered as of February 6, 2014(2)	47

Free Cash Flow excluding items (Non-GAAP)	$2,465

(1)	During the fourth quarter of 2013, the dispute with Starbucks Coffee Company was resolved. The amount for 2013 noted above reflects the cash received from Starbucks of $2,764 million net of $148 million attorney’s fees paid. The amount noted above for 2014 reflects the taxes paid associated with the net cash received and additional attorney’s fees paid in 2014.

(2)	On February 6, 2014, the company completed a $1.6 billion cash tender offer for some of its outstanding high coupon long-term debt. The amount above reflects the cash payments associated with accrued interest and other related fees.